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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                             OF LIQUID AUDIO, INC.


                                   ARTICLE I

          The name of this corporation is Liquid Audio, Inc.

                                   ARTICLE II

          The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

          This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 36,783,489 shares. 25,878,000 shares shall be Common Stock with a par value of $0.001. 10,905,489 shares shall be Preferred Stock with a par value of $0.001, 3,049,989 of which shall be designated as Series A Preferred Stock, 3,355,500 of which shall be designated as Series B Preferred Stock and 4,500,000 of which shall be designated as Series C Preferred Stock.

                                   ARTICLE V

          The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred, the Series B Preferred and the Series C Preferred (collectively, the "PREFERRED STOCK"), are as set forth below in this
Article III(B).

     1.   Dividend Provisions
          -------------------

          (a) The holders of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this

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corporation, at the Dividend Rate per annum (as adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the appropriate series of Preferred Stock), payable when, as and if declared by the Board of Directors of this corporation The "DIVIDEND RATE" shall mean $0.059 per share per annum for the Series A Preferred, $0.176 per share per annum for the Series B Preferred and $0.5526 per share per annum for the Series C Preferred. Such dividends shall not be cumulative. The aggregate dividend payable to each holder in each case shall be rounded to the nearest whole cent. In the event any dividend is declared on one series of Preferred Stock, then the Board of Directors shall declare a dividend on the other series of Preferred Stock in an amount equal to the same percentage of the Dividend Rate for such other series of Preferred Stock as the percentage of the Dividend Rate for the series of Preferred Stock as to which the Board of Directors initially declared such a dividend.


          (b) If, after dividends in the full preferential amount specified in this Section 1 for the Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred, Series B Preferred and/or Series C Preferred, respectively, is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred, Series B Preferred and/or Series C Preferred, respectively, held by such holder pursuant to Section 3.

     2.   Liquidation Preference
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of: (i) the Original Issue Price for each such series of Preferred Stock (as adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to such series of Preferred Stock); and (ii) any declared but unpaid dividends on such share. The "ORIGINAL ISSUE PRICE" shall mean $0.656 per share for the Series A Preferred, $1.96 per share for the Series B Preferred and $6.14 per share for the Series C Preferred. The aggregate amount payable to each holder shall be rounded to the nearest whole cent. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably, as between the shares of the Series A Preferred, Series B Preferred and Series C Preferred, on a pari passu basis, according to the respective liquidation preferences of each such series and, as between the holders of shares of a particular series, in proportion to the amount of such stock of such series owned by each such holder.

          (b) If there are any assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section 2(a) above, then all such remaining assets shall be

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distributed among the holders of the then outstanding Common Stock, Series A
Preferred, Series B Preferred and Series C Preferred pro rata according to the number of shares of Common Stock held by such holders (where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to
Section 3) until: (i) with respect to the holders of Series A Preferred and Series B Preferred, such holders shall have received $3. 936 per share (excluding amounts paid pursuant to Section 2(a) above); and (ii) with respect to the holders of Series C Preferred, such holders shall have received $8.18 per share (excluding amounts paid pursuant to Section 2(a) above); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each such holder.

     (c) (i) A reorganization, consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by this corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, unless the stockholders of this corporation immediately prior to such transaction own, immediately following the consummation of such transaction by virtue of their shares in this corporation and/or securities received in exchange for their shares in this corporation in connection with such transaction, at least fifty percent (50%) of the voting power of the surviving or purchasing entity.

          (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as mutually determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock or at the request of any member of the Board of Directors, by an outside appraiser paid for by this corporation. Such appraiser shall be mutually agreed upon by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange or through NASDAQ-NMS or similar national quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

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                    (3)  If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock or at the request of any member of the Board of Directors, by an outside appraiser paid for by this corporation. Such appraiser shall be mutually agreed upon by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

             (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make a customary discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, by an outside appraiser paid for by this corporation. Such appraiser shall be mutually agreed upon by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

     3.  Conversion. The holders of the Preferred Stock shall have conversion
         ----------
       rights as follows (the "CONVERSION RIGHTS"):

         (a)  Right to Convert.
              ----------------

              (i) Subject to subsection (c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) at the time in effect for such share. The initial "CONVERSION PRICE" per share for shares of each series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock; provided, however, that
                                                         --------  -------
the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

              (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such series of Preferred Stock immediately upon the earlier of: (A) the closing of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the public offering price of which was not less than $8.33 per share (as adjusted to reflect stock dividends, stock splits or other recapitalizations) and in excess of $15,000,000 in the aggregate; or (B) the date upon which the corporation obtains the consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock.

         (b)  Mechanics of Conversion. Before any holder of Preferred Stock
              -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or

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names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         (c)  Conversion Price Adjustments of Preferred Stock. In the event the
              -----------------------------------------------
corporation at any time or from time to time effects a split, subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding split, subdivision or combination of its outstanding Preferred Stock, then, and in each such event, the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment from time to time as follows:

              (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred, Series B Preferred and/or Series C Preferred, respectively, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred, Series B Preferred and/or Series C Preferred, respectively, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued. The number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities (as defined below) had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options (as defined below) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities or Options, solely as a result of the adjustment of the Conversion Price resulting from the issuance of Additional Stock causing such adjustment. "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities. "CONVERTIBLE

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SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                   (B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                   (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                   (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                   (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(c)(i) and subsection 3(c)(ii):

                        (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                        (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities

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and related options or rights, plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                        (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                        (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

              (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date of the initial issuance of shares of Series A Preferred (the "PURCHASE DATE"), other than

                   (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof.

                   (B) Up to 1,672,354 shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) to directors, officers, employees and/or consultants of this corporation pursuant to arrangements approved by the Board of Directors of this corporation, provided that the foregoing number of shares shall be adjusted to reflect stock dividends, stock splits or other recapitalizations and increased by the number of shares of Common Stock: (i) outstanding as of the Purchase Date, which shares are repurchased by this corporation upon termination of the holder's employment or service relationship with this corporation or upon exercise of this corporation's right of first refusal; (ii) sold to directors, officers, employees and/or consultants after the Purchase Date and subsequently repurchased by this corporation upon

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termination of the holder's employment or service relationship with this corporation or upon exercise of this corporation's right of first refusal; and/or (iii) made subject to warrants, rights or options in favor of directors, officers, employees and/or consultants after the Purchase Date to the extent the same expire or terminate before exercise.

                        (C) Shares of Common Stock issued to one or more of this corporation's licensees or resellers, or issued pursuant to other strategic transactions, as approved by the Board of Directors.

                        (D) Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) on conversion of Preferred Stock.

              (iii) In the event the corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

              (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

         (d)  Other Distributions. In the event this corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(i), then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

         (e)  Recapitalizations. If at any time, or from time to time, there
              -----------------
shall be a recapitalization of the Common Stock (other than a stock split, subdivision, dividend, distribution or combination provided for elsewhere in this Section 3), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3, with respect to the rights of the holders of the Preferred Stock after the recapitalization, to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable, after that event, as nearly equivalent as may be practicable.

         (f)  No Impairment. This corporation will not, by amendment of its
              -------------
Restated Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (g)  No Fractional Shares and Certificate as to Adjustments.
              ------------------------------------------------------

              (i) No fractional shares shall be issued upon conversion of the Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of each series of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (A) such adjustment and readjustment;
(B) the Conversion Price for each series of Preferred Stock at the time in effect; and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of each series of Preferred Stock.

         (h)  Notices of Record Date. In the event of any taking by this
              ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on

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which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (i)  Reservation of Stock Issuable Upon Conversion. This corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (j)  Notices. Any notice required by the provisions of this Section 3
              -------
to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of this corporation.

     4.  Redemption.
         ----------

         (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time after the sixth (6th) anniversary of the date of first issuance of Series C Preferred, but within thirty (30) days (the "REDEMPTION DATE") after receipt by this corporation of a written request from the holders of not less than two-thirds (2/3) of the then outstanding Preferred Stock that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Original Issue Price for each series of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "REDEMPTION PRICE"). The Redemption Price shall be paid by this corporation in three (3) equal annual installments commencing on the Redemption Date and continuing thereafter on each one (1) year anniversary after the Redemption Date. Each aggregate amount payable to each holder shall be rounded to the nearest whole cent.

         (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably, as between the shares of Series A Preferred, Series B Preferred and Series C Preferred, on a pari passu basis, according to the respective liquidation preferences of each such series, and, as between the holders of shares of a particular series, in proportion to the amount of such stock of such series owned by each such holder. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed.

     5.  Voting Rights. The holder of each share of Series A Preferred, Series B
         -------------
Preferred and Series C Preferred, respectively, shall have the right to one (1) vote for each share of Common Stock into which such share of Series A Preferred, Series B Preferred or Series C Preferred, respectively, could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal (except as otherwise provided below) to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof but subject to Section 6(b) below, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     6.  Board of Directors.
         ------------------

         (a)  Board Size. The authorized number of directors of the
              ----------
corporation's Board of Directors shall be eight (8). The corporation shall not alter the authorized number of directors in these Restated Articles, its Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of the Preferred Stock, consenting or voting (as the case may be) separately as a class.

         (b)  Election. Members of the Board of Directors shall be elected by
              --------
the following holders of the corporation's capital stock: (i) the holders of the Series A Preferred, voting as a separate series, shall be entitled to elect one
(1) director of the corporation; (ii) the holders of the Series B Preferred, voting as a separate series, shall be entitled to elect one (1) director of the corporation; (iii) the holders of the Series C Preferred, voting as a separate series, shall be entitled to elect two (2) directors of the corporation; (iv) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the corporation; and (v) any directors of the corporation remaining to be elected after the elections made pursuant to the preceding subsections (i), (ii), (iii) and (iv) shall be elected by the holders of the outstanding shares of Preferred Stock and the outstanding shares of Common Stock, voting together as a single class.

         (c) Procedures. Any meeting of the stockholders, and any action taken by the stockholders by written consent without a meeting, in order to elect or remove a director under this Section 6, shall be held in accordance with the procedures and provisions of the corporation's Bylaws, the California Corporations Code and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

         (d)  Termination. Notwithstanding anything in this Section 6 to the
              -----------
contrary, the provisions of this Section 6 shall cease to be of any further force or effect upon the earliest of: (i) a consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by this corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, unless the stockholders of this corporation immediately prior to such transaction own, immediately following the consummation of such transaction by virtue of their shares in this corporation and/or securities received in exchange for their shares in this corporation in connection with such transaction, at least fifty percent (50%) of the voting power of the surviving or purchasing entity; and
(ii) the first date that (A) the total number of outstanding shares of Series A Preferred is less than 762,497 (as adjusted to reflect stock dividends, stock splits or other recapitalizations), (B) the total number of outstanding shares of Series B Preferred is less than 838,875 (as adjusted to reflect stock dividends, stock splits or other recapitalizations) and (C) the total number of outstanding shares of Series C Preferred is less than 1,125,000 (as adjusted to reflect stock dividends, stock splits or other recapitalizations). Notwithstanding Section 6(b): (i) the right of the holders of the Series A Preferred, voting as a separate series, to elect one (1) director of the corporation shall cease to be of any further force or effect upon the first date that the total number of outstanding shares of Series A Preferred is less than 762,497 (as adjusted to reflect stock dividends, stock splits and other recapitalizations) and in such event such director shall thereafter be elected pursuant to Section 6(b)(v); (ii) the right of the holders of the Series B Preferred, voting as a separate series, to elect one (1) director of the corporation shall cease to be of any further force or effect upon the first date that the total number of outstanding shares of Series B Preferred is less than 838,875 (as adjusted to reflect stock dividends, stock splits and other recapitalizations) and in such event such director shall thereafter be elected pursuant to Section 6(b)(v); and (iii) the right of the holders of the Series C Preferred, voting as a separate series, to elect one (1) director of the corporation shall cease to be of any further force or effect upon the first date that the total number of outstanding shares of Series C Preferred is less than 1,125,000 (as adjusted to reflect stock dividends, stock splits and other recapitalizations) and in such event such director shall thereafter be elected pursuant to Section 6(b)(v).

     7.  Restrictions and Limitations. So long as at least 762,497 shares (as
         ----------------------------
adjusted to reflect stock dividends, stock splits or other recapitalizations) of Series A Preferred, at least 838,875 shares (as adjusted to reflect stock dividends, stock splits or other recapitalizations) of Series B Preferred, or at least 1,125,000 shares (as adjusted to reflect stock dividends, stock splits or other recapitalizations) of Series C Preferred remain outstanding, the corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a separate class:

                    (1) amend these Restated Articles so as to change or adversely affect any right or preference or the authorized number of shares of Preferred Stock;

                    (2) reclassify any outstanding shares of securities of the corporation into shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

                    (3) authorize any other stock having rights or preferences senior to or on a parity with the Preferred Stock;

                    (4) effectuate a consolidation or merger of this corporation with or into any other corporation or corporations, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, unless the stockholders of this corporation immediately prior to such transaction own, immediately following the consummation of such transaction by virtue of their shares in this corporation and/or securities received in exchange for their shares in this corporation in connection with such transaction, at least fifty percent (50%) of the voting power of the surviving or purchasing entity;

                    (5) sell all or substantially all the corporation's assets in a single transaction or series of related transactions;

                    (6)  liquidate or dissolve;

                    (7) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding;

                    (8) amend any stock option or purchase plan to modify the number of shares covered thereby;

                    (9) transfer or grant any rights in the corporation's technology other than rights transferred or granted through the limited licenses that are incidental to sales of the corporation's products in the ordinary course of business; or

                    (10) redeem or acquire any shares of its Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the
                 --------  -------
mandatory redemption under Section 4 or the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for this corporation pursuant to arrangements approved by the Board of Directors under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

                                   ARTICLE VI

               The following is applicable to the Common Stock:

     8.  Dividend Rights. Subject to the prior rights of holders of all classes
         ---------------
of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     9.  Liquidation Rights. Upon the liquidation, dissolution or winding up of
         ------------------
the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article Four hereof.

     10. Redemption. The Common Stock is not redeemable.
         ----------

     11. Voting Rights. The holder of each share of Common Stock shall have the
         -------------
right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The right to vote for directors shall be subject to Section 6 of Article Four hereof.

                                  ARTICLE VII

     The corporation is to have perpetual existence.


                                  ARTICLE VIII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX

     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE X

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

     The name and mailing address of the incorporator are:

                    Gerald W. Kearby
                    810 Winslow Street
                    Redwood City, CA 94063

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of April, 1999.

                                   ______________________________
                                   Gerald W. Kearby, Incorporator